HUGHES SUPPLY, INC.
	     SENIOR EXECUTIVES' LONG-TERM INCENTIVE BONUS PLAN
		     Adopted by the Board of Directors
			       March 15, 1995


Purpose. The Hughes Supply, Inc. Senior Executives' Long-Term Incentive Bonus Plan (the "Long-Term Plan") was adopted by the Board of Directors on March 15, 1995 as an on-going performance based incentive bonus plan to permit the Board to provide for incentive compensation to reward key senior executives for achieving specified Company performance goals adopted by the Board.
Operation of the Plan. Under the Long-Term Plan the Board, in its sole discretion, may establish separate performance plans for separate performance periods, establish performance goals for such performance periods, designate the participants to participate in such performance plans, and establish the performance plan bonus payments to be made to such participants if the required performance goals are achieved.

Performance Periods. The Board may establish a performance plan under the Long-Term Plan for any performance period consisting of one or more fiscal years of the Company. Any such performance plan shall be designated by reference to the final Company fiscal year included in the applicable performance period so that, for example, the performance plan for the performance period including the Company's three fiscal years up to and including the 1997 fiscal year is designated under the Long-Term Plan as the "1997 Performance Plan."

Performance Goals. With respect to any performance plan adopted under the Long-Term Plan, the Board shall determine Company performance goals which must be met during the performance period of that performance plan to entitle a participant in that performance plan to the payment of a performance plan bonus payment. Such performance goals may be defined with respect to earnings criteria, return on investment, or any other measure of Company performance deemed by the Board to be relevant to the Board's long-term goals for the overall operation of the Company.

Plan Participants. The Board shall designate the participants under each performance plan from among the Company's senior executive management employees which the it considers most instrumental in achieving the required performance goals.

Bonus Payments. In establishing a performance plan the Board shall also establish the amount of, or method for determining the amount of, and form of payment of, any performance plan bonus payment which would become payable to each participant under that performance plan if the required performance goals are met.

Form of Bonus Payments. Under the Long-Term Plan, as approved by the Board, the Board may specify that all or any portion of a performance plan bonus payment may be in shares of common stock of the Company. The provision of the Long-Term Plan that permits such payment in shares of common stock (the "Stock Award Provision") is subject to the approval of the shareholders at the 1995 Annual Meeting. In the event that the shareholders do not approve the Stock Award Provision, the Long-Term Plan will be deemed to be amended to permit the payment of a performance plan bonus payment only in cash.

Bonus Payment Shares; Value. Subject to the requirement of shareholder approval of the Stock Award Provision, the maximum aggregate number of shares of common stock which may be paid to participants as performance plan bonus payments under performance plans adopted under the Long-Term Plan shall be 100,000 shares. For any payment of a performance plan bonus payment in shares of common stock, such common stock shall be valued at fair market value determined as the closing price of the common stock on the New York Stock Exchange on the last trading day of the performance period for the subject performance plan.

Anticipated Tax Treatment. Under federal income tax laws the payment of any amount as a performance plan bonus payment will result in ordinary employment earned income taxable to the recipient and deductible by the Company. Prior to any such payment, the designation of a participant under a performance plan will not be taxable to the recipient nor deductible to the Company. During the performance period of any performance plan the then contingent cost, if any, to the Company, determined from the application of the performance criteria of the performance plan to the Company's performance to date, is accrued as a liability of the Company.

Term of Plan. The term of the Long-Term Plan shall be deemed to have commenced with its adoption by the Board on March 15, 1995 and shall end on the final day of the Company's 2003 fiscal year unless terminated earlier by action of the Board. No performance plan may be adopted under the Long-Term Plan which shall extend beyond the stated term of the Long-Term Plan. The Board may terminate the Long-Term Plan at any time provided that any performance plan adopted prior to such termination shall continue in effect until the end of the applicable performance period and the payment of any performance plan bonus payment required thereunder.

Comparable Prior Plans; Incorporation. The Long-Term has been adopted by the Board based, in large measure, upon its favorable experience with similar ad hoc plans adopted in prior years. Because it is anticipated by the Board, although not required, that additional performance plans adopted under the Long-Term Plan will be comparable to these prior plans, the Board hereby expressly incorporates herein the existing 1997 and 1998 Performance Plans referred to below. By incorporating these existing plans into the Long-Term Plan the Board it is the intention of the Board that approval by the shareholders of the Stock Award Provision of the Long-Term Plan will also constitute shareholders' approval of the stock award provisions of these existing plans and that the aggregate limitation of 100,000 shares of common stock for bonus payments under the Long-Term Plan shall include bonus payments of shares under these existing plans.

1997 and 1998 Performance Plans On May 24, 1994 and March 15, 1995, respectively, the Board established senior executives' long-term incentive bonus plans for the three fiscal year performance period ending on the last day of the fiscal year to be ended January 24, 1997 (the "1997 Performance Plan") and for the three fiscal year performance period ending on the last day of the fiscal year to be ended January 30, 1998 (the "1998 Performance Plan") (collectively, the "existing plans"). Each of these existing plans is incorporated into the Long-Term Plan.

     Each of the existing plans has been established with performance goals which require continuing growth in the Company's earnings per share during the applicable performance period. The Board has designated the Chief Executive Officer, the President, and the Chief Financial Officer as participants under each of the existing plans.

     Under each of the existing plans the plan participants would receive a performance plan bonus payment, depending upon the Company's earnings for the applicable performance period, of from 25% to 100% of base salary for the final year of such performance period. Such performance plan bonus payment, if any, would be paid 50% in cash and 50% in common stock following the end of the final year of the performance period. The number of shares of common stock applicable to such possible aggregate performance plan bonus payments would be the number of shares, at the then current fair market value, represented by 50% of the maximum estimated aggregate amount of such performance plan bonus payments.

Registration of Plan Bonus Shares. Subject to approval by the shareholders of the Stock Award Provisions of the Long-Term Plan, the shares for issuance as bonus shares under the Long-Term Plan will be registered under the Securities Act of 1933 if such registration is determined, in the opinion of management of the Company and its legal counsel, to be required or advisable. It is also the intention of the Company to register the shares on the New York Stock Exchange.

Cash Plan in the Absence of Shareholder Approval. In the event the shareholders do not approve the Stock Award Provision of the Long-Term Plan, the Plan will be deemed to be amended to require that any bonus payment under the existing performance plans or any future performance plans adopted under the Long-Term Plan will be paid entirely in cash.